Exhibit 99.1

June 13, 2012

Anthony Taylor

Chairman of Board

Montpelier Re Holdings Ltd.

Dear Tony:

As we have discussed, I hereby resign from the board of directors of Montpelier Re Holdings Ltd., effective June 30, 2012.  I do so with great optimism for the future of the company, and deep respect and admiration for members of the board and management.

I will be seventy-five in August, an appropriate age to step down from boards.  I have very much enjoyed my service as a director of Montpelier, and am pleased to have played a role over the last several years in the evolution of the company.  Needless to say I wish you and the company every success.

With warm personal regards,

/s/ Rod

Rod